UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2024

Shimmick Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41867	84-3749368
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Technology Drive Suite 300 Irvine, CA		92618
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (833) 723-2021

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SHIM	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 20, 2024 (the “Closing Date”), Shimmick Corporation (the “Company”), entered into a series of transactions (the “Transactions”) with AECOM, a Delaware corporation (“AECOM”) and Berkshire Hathaway Specialty Insurance Company (“BHSI”). A summary of the Transactions is included below.

Revolving Credit Facility

On the Closing Date, the Company, as guarantor, and its wholly-owned subsidiaries as borrowers (“Borrowers”), Alter Domus (US) LLC, as agent, and AECOM and BHSI as lenders, entered into a revolving credit facility (the “Credit Agreement”). The Credit Agreement provides borrowing capacity up to $60 million. The obligations under the Credit Agreement bear interest at a per annum rate equal to one month Term SOFR (as defined in the Credit Agreement), subject to a 1.00% floor, plus 3.50%. Interest on any outstanding amounts drawn under the Credit Agreement will be payable, in kind or in cash at the election of the Company, on the last day of each month and upon prepayment.

The Credit Agreement replaced the BHSI Financing Agreement (defined below). The Company expects to use the proceeds from the Credit Agreement for general corporate purposes. The Credit Agreement matures on May 20, 2029 (the “Maturity Date”), and the Borrowers may borrow, repay and reborrow amounts under the Credit Agreement until the Maturity Date.

Obligations of the Borrowers under the Credit Agreement are guaranteed by the Company, and secured by a lien on substantially all assets of the Company and the Borrowers.

The Credit Agreement contains customary affirmative and negative covenants for a transaction of this type, including covenants that limit liens, asset sales and investments, in each case subject to negotiated exceptions and baskets. In addition, the Credit Agreement contains a maximum leverage ratio covenant that will be tested starting in the third quarter of fiscal year 2025. The Credit Agreement also contains representations and warranties and event of default provisions customary for a transaction of this type.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of such agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Side Letter

In connection with the Transactions, the Company and AECOM entered into a side letter to the Credit Agreement, dated as of the Closing Date (the “Side Letter”). The Side Letter provides, among other things, (i) that the Company will establish a special committee of independent directors (the “Special Committee”) to oversee certain matters, including the budget and use of funds under the Credit Agreement, material and non-ordinary course asset sales and other transactions and certain compensation matters (ii) for the appointment of a chief transformation officer, (iii) that the Company and AECOM will execute mutual releases and dismissals of certain pending litigation (as described in Item 8.01 below), and (iv) certain agreements relating to AECOM’s registration rights under the Share Issuance Agreement.

The foregoing description of the Side Letter does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of such agreement, which is attached hereto as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Share Issuance

In connection with the Mutual Release (as defined and described in Item 8.01 below), the Company entered into a Share Issuance Agreement (the “Share Issuance Agreement”) with AECOM, pursuant to which the Company agreed to issue an aggregate 7,745,000 shares of common stock, par value $0.01 per share (the “Shares”). 5,144,622 of the Shares (the “Initial Shares”), which represent approximately 19.99% of the Company’s outstanding common stock immediately prior to the issuance, were issued on the Closing Date. Issuance of the remaining 2,600,378 Shares (the “Additional Shares”) is subject to approval by the Company’s stockholders, pursuant to NASDAQ listing requirements. The Company intends to hold a special meeting of stockholders as soon as practical to approve the issuance of the Additional Shares, and will issue the Additional Shares to AECOM promptly following receipt of the requisite stockholder approval. The offer and sale of the Initial Shares were, and the offer and sale of the Additional Shares will be, made in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The Share Issuance Agreement also contains registration rights in favor of AECOM, including the ability to request up to three underwritten offerings during any twelve-month period beginning on the first anniversary of the Closing Date until the Outside Date (as defined in the Share Issuance Agreement), in each case, subject to certain exceptions. The Share Issuance Agreement also contains customary piggyback registration rights.

The foregoing description of the Share Issuance Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of such agreement, which is attached hereto as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Amendment to MidCap Credit Facility

On the Closing Date, the Company entered into Amendment No. 3 (the “MidCap Amendment”) to its existing Revolving Credit Facility, dated March 27, 2023, with MidCap Financial Services, LLC. The MidCap Amendment, among other things, waives all existing defaults, adds AECOM as an additional guarantor, changes the maturity date from March 27, 2028 to September 30, 2024, provides for a schedule of reductions in the borrowing base, changes the interest to an annual rate of adjusted term SOFR, subject to a 1.0% floor, plus 5.5%, and replaced the leverage ratio covenant with a minimum liquidity test. The MidCap Amendment also provides that any prepayments made under the facility result in a corresponding reduction in commitments.

The foregoing description of the MidCap Amendment does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of such agreement, which is attached hereto as Exhibit 10.43 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the Company’s entry into the Credit Agreement, the Company terminated the Financing Agreement, dated March 26, 2024, by and among the Company and its subsidiaries, BHSI, National Liability & Fire Insurance Company, National Indemnity Company and any and all affiliates, subsidiaries, successors and assigns thereof (the “BHSI Financing Agreement”), whereupon all obligations of the Company and its subsidiaries under the BHSI Financing Agreement were released and all security interests and liens granted by the Company and such subsidiaries to secure such obligations were terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K included under the headings “Revolving Credit Facility” and “Amendment to MidCap Credit Facility” is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K included under the heading “Share Issuance” is incorporated by reference into this Item 3.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Transactions, on May 20, 2024, the board of directors (the “Board”) increased the size of the Board from six to seven members and appointed Peter Kravitz to serve as an independent director of the Company, effective immediately. Mr. Kravitz was also appointed to serve on the Special Committee.

Mr. Kravitz, age 54, is a founding principal of Province, LLC, a leading national advisory firm and has extensive experience in corporate transformations. Prior to founding Province, LLC in 2011, Mr. Kravitz served as president and a board member of Gibraltar Insurance Co., and also serve as Vice President of Business Affairs and General Counsel of an automotive retailer. Mr. Kravitz began his career in private practice at an international law firm. Kravitz previously served on the board of directors of Boardriders from June 2020 to August 2023 and PetSmart from May 2018 to November 2019. He also served on the board of directors of Cisco Equipment and Island Air. Additionally, as a restructuring advisor, Mr. Kravitz has served on the board of directors of the following private companies as an independent director through a formal bankruptcy proceeding: Sable Permian, Performance Powersports Group, Mesquite Energy, RDIO, Martifer Solar, Medley Management and The Elephant Bar. Mr. Kravitz earned his bachelors degree from Lehigh University and his juris doctor degree from Rutgers Law School.

Mr. Kravitz will receive compensation for his services as a director in accordance with the Company’s standard compensation program for non-employee directors as amended from time to time, the material terms of which are described in the Company’s final prospectus filed November 15, 2023 with the U.S. Securities and Exchange Commission pursuant to Rule 424(b)(4) under the Securities Act relating to the Company’s Registration Statement on Form S-1. In addition, the Company is entering into its standard form of indemnification agreement with Mr. Kravitz, which requires the Company to indemnify him against certain liabilities that may arise as a result of his status or service as a director. The foregoing description is qualified in its entirety by the full text of the form of Indemnification Agreement, which was filed as Exhibit 10.1 to the Company’s Form S-1 filed on October 24, 2023.

Mr. Kravitz was appointed to the Board in connection with the Transactions. There are no other arrangements or understandings between Mr. Kravitz and any other person pursuant to which Mr. Kravitz was appointed to serve on the Board. Mr. Kravitz has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Other Events.

On May 20, 2024, the Company issued a press release announcing the Transactions, a copy of which is furnished hereto as Exhibit 99.1.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

Mutual Release

In connection with the entry into the Credit Agreement and Side Letter, on the Closing Date, the Company and AECOM are entering into a Settlement Agreement and Mutual Release pursuant to which, among other things, the Company and its subsidiaries are releasing AECOM from all claims that have or could have been asserted against the Company and its subsidiaries, including claims or defenses asserted or which could have been asserted under the Purchase and Sale Agreement, dated December 9, 2020, between AECOM, URS Holdings, Inc. and Shimmick Corporation (as successor in interest to SCC Group LLC (the “PSA”). In return, AECOM is releasing the Company and its subsidiaries from certain claims under the PSA, specifically those related to or arising in respect to: (a) the Golden Gate Bridge Project and the Gerald Desmond Bridge Project, under the claim sharing provisions contained in Sections 2.13(a)(i) and (a)(ii) of the PSA, respectively; (b) any Earn-Out Payment arising solely under Section 2.11 of the PSA and (c) the Chickamauga Lock Project arising under the claim sharing provisions of that certain Working Capital Settlement Agreement, dated as of January 31, 2022, by and among SCC Group LLC, AECOM and URS Holdings, Inc.

In connection with the Mutual Release, AECOM shall jointly file, or caused to be filed, a request for dismissal of the AECOM v. SCCI National Holdings, Inc., et al., Delaware Chancery Court C.A. No. 2022-0727-MTZ, in its entirety, with prejudice.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1+

Credit, Security and Guaranty Agreement, dated May 20, 2024, by and among Shimmick Construction Company, Inc., Rust Constructors Inc., The Leasing Corporation, Shimmick Corporation, the other guarantors party thereto, the agent thereunder, and the lenders time to time party thereto

10.2	Side Letter, dated May 20, 2024, between Shimmick Corporation and AECOM
10.3	Share Issuance Agreement, dated May 20, 2024, between Shimmick Corporation and AECOM.
10.4

Amendment No. 3 to Credit, Security and Guaranty Agreement, dated May 20, 2024, by and among Shimmick Construction Company, Inc., Rust Constructors Inc., The Leasing Corporation, SCCI National Holdings, Inc., MidCap Funding IV Trust and other parties thereto

99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+ Portions of this exhibit have been redacted in accordance with Item 601(a)(5) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shimmick Corporation

Date: May 20, 2024	By:	/s/ Devin J. Nordhagen
Devin J. Nordhagen
Executive Vice President, Chief Financial Officer and Treasurer